FOR IMMEDIATE RELEASE September 4, 2014

Saia Updates Third Quarter To Date LTL Tonnage Trends

(JOHNS CREEK, GA) – Saia, Inc. (NASDAQ: SAIA), a leading transportation provider offering multi-regional less-than-truckload (LTL), non-asset truckload and logistic services, is providing an update to LTL tonnage trends for the third quarter to date. The Company had a 7.6% increase in LTL tonnage per day in July 2014 compared to July 2013, adjusted for July 5th which fell on a Friday last year. For the month of August, LTL tonnage per day increased 7.2% compared to August 2013.

Actual third quarter and annual tonnage could differ materially from the trends expressed in this press release, including by reason of the risk factors included in Item 1A of the Company’s 2013 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission. The information herein speaks as of the date of this press release and is subject to change. Saia is under no obligation, and expressly disclaims any obligation to update or alter such information, whether as a result of new information, future events, or otherwise, except as required by law.

Saia, Inc. (NASDAQ: SAIA) offers customers a wide range of less-than-truckload, non-asset truckload, expedited and logistics services. Saia LTL Freight operates 147 terminals in 34 states. With headquarters in Georgia, Saia employs 8,500 people.  For more information on Saia, Inc. visit the Investor Relations section at www.saiacorp.com.

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CONTACT:	Saia, Inc. Melanie Baker 770-232-4088 Investors@Saia.com